SUPPLEMENT TO THE PROXY STATEMENT FOR
THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 29, 2026

This Proxy Statement Supplement (“Supplement”) is being filed on April 20, 2026 to supplement information contained in the Definitive Proxy Statement filed by Aptiv PLC (“Aptiv” or the “Company”) with the U.S. Securities and Exchange Commission on March 16, 2026 (the “Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for its 2026 Annual General Meeting of Shareholders, to be held on held on Wednesday, April 29, 2026, at 9:00 a.m. local time, at Aptiv's offices located at No. 300, Yuanguo Road, Anting, Jiading District, Shanghai, China. The Company urges you to read the Proxy Statement and this Supplement in their entirety.

This Supplement updates and replaces the disclosure in the Proxy Statement in the section included below under the heading “Board Practices”.

Board Practices

BOARD AND GOVERNANCE INFORMATION

The Company is committed to good corporate governance, which we believe is important to the success of our business and to advancing shareholder interests. Highlights include:

Board Independence and Accountability

Board Independence	10 of 11 director nominees are independent. Our Chair and Chief Executive Officer is the only non-independent director.
Board Leadership	Current Board leadership structure is comprised of our Chair and a strong Lead Independent Director, who provides independent Board leadership, based on robust and clearly delineated responsibilities.
Board Engagement

Attendance:

•    All directors attended more than 75% of Board and their respective Committee meetings in 2025.

•    All director nominees are expected to attend the Annual Meeting.

Independent directors meet in executive session at every regular Board and Board Committee meeting.

Board Composition and Diversity

Directors have a diversity of experience that spans a broad range of industries.

Directors have a broad array of attributes and skills directly relevant to the Company.

4 of our 11 director nominees are female and 3 are racially/ethnically diverse.

No director should stand for election if the director has reached age 75, unless the Board determines that such director’s continued service is in the Company’s interest.

Board Committees

Fully independent Audit, Compensation and Human Resources, Finance, Innovation and Technology and Nominating and Governance Committees.

Each Committee has a written charter that is reviewed annually and is available on our website.

Board Accountability

Annual elections of all directors.

Majority voting standards for election of directors.

Annual Say-on-Pay vote.

Annual shareholder ratification of the Audit Committee’s selection of our independent auditor.

Code of Conduct applies to all directors and employees.

Responsiveness to Shareholders and Shareholder Engagement

Following each Annual Meeting, the appropriate Committees of the Board consider the vote outcomes of the management and shareholder proposals and, depending on those vote outcomes, may recommend proposed courses of action.

Directors are committed to meaningful engagement, communication and transparency with shareholders and welcome their input and suggestions, to better understand shareholders’ perspectives about Aptiv.

Board members meet with top shareholders for conversations focused on a variety of topics, including strategic initiatives and sustainability, human capital matters and governance matters, when appropriate.

Important Information

Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the disclosure in the Proxy Statement under “Other Information – Changing Your Vote Before the Annual Meeting” for instructions on how to do so.